Exhibit 13.10

ENERGY HUNTER RESOURCES AGREES

TO ACQUIRE MIDLAND BASIN PROPERTIES

Dallas, TX – (PRNewswire) December 1, 2016 /PRNewswire/ -- Energy Hunter Resources, Inc., an exploration and production company with a balanced portfolio of oil and natural gas properties headquartered in Dallas, Texas (www.energyhunter.energy), announced today that it has agreed to acquire an undivided ownership interest in certain oil producing properties located in Reagan County, Texas from an undisclosed seller. The working interest being acquired represents a 17.5% interest in an eighty acre block that is currently held by production. The effective date of the transaction is December 1, 2016. Energy Hunter Resources, Inc. anticipates that the purchase of the Midland Basin properties will close in January 2017, subject to due diligence and standard title review.

Gary C. Evans, Chairman & CEO of Energy Hunter Resources, Inc., said, “This will be our third acquisition for Energy Hunter in the past six months and our second one located in the Permian Basin. While the size of the property acquisition is relatively small, it leverages our way into an existing area of the Midland Basin that has a significant amount of future drilling activity planned and also has a well known and active Permian Basin operator, Parsley Energy, Inc. (NYSE: PE). A two mile horizontal well was drilled and completed in July 2016 by Parsley Energy, Inc. immediately to the West of this property. The well tested at an initial flow rate of 1,860 BOED (84.5% liquids).”

Evans continued, “We have now begun marketing our IPO roadshow. As overall service costs continue at record low levels, technology improvements are continuing to increase ultimate recoveries, commodity prices remain stable and are slowly increasing, and the regulatory environment for oil and gas companies becomes more hospitable, we don’t believe there could be a better time for a debt-free oil and gas company to go public. Smaller bite size asset prices are still low and the proceeds generated from the initial public offering will enable Energy Hunter Resources to continue building a premier Permian Basin and Eagle Ford Shale oil and gas company for our shareholders.”

About Energy Hunter Resources, Inc.

Energy Hunter Resources, Inc. is an independent oil company headquartered in Dallas, Texas with a mission to own and operate properties within some of the most prolific resource plays in the United States. Initially focusing on the Eagle Ford Shale and Permian Basin, Energy Hunter’s aim is to create substantial shareholder value through a balanced program of acquisitions and low-risk development and exploitation opportunities utilizing horizontal drilling and fracture stimulation technology.

Forward-Looking Statements

This press release may include ‘‘forward-looking statements.’’ To the extent that the information presented in this press release discusses financial projections, information, or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as ‘‘should,’’ ‘‘may,’’ ‘‘intends,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘projects,’’ ‘‘forecasts,’’ ‘‘expects,’’ ‘‘plans,’’ and ‘‘proposes.’’ Although we believe that the expectations reflected in these forward-looking  statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures.  Forward-looking statements speak only as of the date of the document in which they are contained, and Energy Hunter does not undertake any duty to update any forward-looking statements except as may be required by law.

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Legal Disclaimer

Energy Hunter Resources, Inc. has filed an offering statement on Form 1-A relating to its securities with the Securities and Exchange Commission but it has not yet become qualified. You may obtain a copy of the most recent version of the offering statement containing the preliminary offering circular with the following link: https://www.sec.gov/cgi-bin/browse-edgar?company=Energy+Hunter+Resources&owner=exclude&action=getcompany. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No money or other consideration is being solicited at this time with respect to such an offering, and if sent in response to these materials for such an offering, it will not be accepted. No securities may be sold, and no offer to buy securities can be accepted and no part of the purchase price can be received for an offering under Regulation A, until an offering statement is qualified by the U.S. Securities and Exchange Commission, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. An indication of interest made by a prospective investor in a Regulation A offering is non-binding and involves no obligation or commitment of any kind.

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